Exhibit 10.1

2014 RESTRICTED SHARE UNIT GRANT
RESTRICTED SHARE UNIT AGREEMENT UNDER THE AMENDED AND RESTATED 2012 STOCK PLAN

Date of Grant
Name
Number and Type of Shares

Award of Restricted Share Units under the Eaton Corporation plc
Amended and Restated 2012 Stock Plan

The Compensation and Organization Committee (the “Committee”) of the Board of Directors of Eaton Corporation plc (the “Company”) has awarded you a number of restricted share units effective as of (the “Effective Date”) under the terms and conditions of the Company’s Amended and Restated 2012 Stock Plan, as amended (the “Plan”). Information concerning the number of restricted share units awarded to you (the “Award”) is available online through the Eaton Service Center at Fidelity which may be accessed through the Company’s website. You are required to accept the Award online at the Eaton Service Center at Fidelity. You acknowledge and agree as follows:

1.    Acceptance. I hereby accept the aforementioned award on the terms and conditions provided in the Plan and this Agreement.

2.    Restricted Share Units. I acknowledge that, as of the Effective Date, the restricted share units referred to above (the “Restricted Units”) have been awarded to me, contingent on the continuation of my service with the Company or any of its subsidiaries as provided herein. Each Restricted Unit is equivalent in value to the market value of one (1) ordinary share of nominal value $0.01 per share (“Ordinary Share”) of the Company. The Restricted Units shall be forfeited and immediately cancelled if my employment with the Company or any of its subsidiaries is terminated under any circumstances whatsoever, including without limitation dismissal, resignation, divestiture of operations, disability or retirement. This possibility of forfeiture shall lapse according to the vesting schedule as published on the Company’s records at the Eaton Service Center at Fidelity.

If any Restricted Units are forfeited for any reason, I understand that I will not be entitled to any payment of cash or Ordinary Shares in respect of any Restricted Units so forfeited. Restricted Units that vest shall be settled by the delivery to me of an equal number of Ordinary Shares within ten (10) days following the applicable vesting date.

The Management Compensation Committee of the Company (the “Management Committee”) reserves the right to decide to what extent my leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed to be an interruption of continuous employment.

3.    Vesting. Awards subject to this grant will vest as published on the Company’s records at the Eaton Service Center at Fidelity. However, if a regularly scheduled vest day falls on a Saturday, Sunday or other day when the principal stock exchange for the Ordinary Shares is closed for trading, the vest day shall mean the nearest preceding day when that stock exchange is open for trading.

4.    Par Value. To the extent that Ordinary Shares issued upon settlement of my award of Restricted Units are newly issued Ordinary Shares, I hereby authorize the Company or any subsidiary to withhold from me via payroll deduction an amount equal to the nominal value, being US $0.01 per share, of such number of newly issued Ordinary Shares, or if such deduction is not made, I will pay or make arrangements with the Company for payment of such amount.

5.    Transferability. Until the possibility of forfeiture lapses with respect to any of the Restricted Units, those units or any Ordinary Shares to be delivered with respect to the Restricted Units shall be non-transferable. I agree not to make, or attempt to make, any sale, assignment, transfer or pledge of any of the Restricted Units or Ordinary Shares prior to the date on which the possibility of forfeiture with respect to such shares lapses and the shares vest. Notwithstanding the foregoing provisions of this Paragraph 5, I am permitted to designate one or more primary and contingent beneficiaries to whom the Restricted Units will be transferred in the event of my death. The process for designating such beneficiaries is available through the Eaton Service Center at Fidelity.

6.    Reorganizations, etc. In the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other event affecting the Company’s Ordinary Shares, the number of Restricted Units and description or class of shares subject to this Award shall be equitably adjusted by the Management Committee so as to reflect that change.

7.    Dividend Equivalents and Voting Rights. I acknowledge that there are no voting or dividend rights associated with the Restricted Units such as those available to holders of Ordinary Shares of the Company.

8.    Tax Withholdings. (a) I am responsible for all taxes and social insurance contributions owed by me in connection with the Restricted Units, regardless of any action the Company takes with respect to any Tax Withholding Obligations (as defined below) that arise in connection with the Restricted Units. The Company does not make any representation or undertaking regarding the tax treatment or treatment of any tax withholding in connection with the grant or vesting of the Restricted Units or the subsequent sale of the Ordinary Shares. The Company does not commit and is under no obligation to structure the Restricted Units to reduce or eliminate my tax liability.

(b) Prior to any event in connection with the Restricted Units that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social insurance contributions (the “Tax Withholding Obligation”), I am required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company. My acceptance of this Agreement constitutes my instruction and authorization to the Company to withhold on my behalf the number of Ordinary Shares from those Ordinary Shares issuable to me at the time when the Restricted Units become vested as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. The value of the Ordinary Shares withheld for such purposes shall be based on the fair market value of the Ordinary Shares on the date of vesting. To the extent that the Company or an affiliate withholds in Ordinary Shares, it will do so at the minimum statutory rate. Should the Company or the affiliate withhold an amount in excess of my actual Tax Withholding Obligation, the Company and/or my employer will refund the excess within a reasonable period and without any interest. I agree (i) to pay the Company and/or the affiliate employing me any amount of the Tax Withholding Obligation that is not satisfied by the means described herein or (ii) to the extent permitted by applicable law, for the Company and/or the affiliate employing me to deduct cash from my regular salary payroll to cover such additional amounts. If I fail to comply with my obligations in connection with the Tax

Withholding Obligation as described in this section, the Company may refuse to deliver the Ordinary Shares.

9.    No Rights to Continued Employment. I acknowledge that this award of Restricted Units does not in any way entitle me to continued employment with the Company or any of its subsidiaries for the period during which the possibility of forfeiture continues or for any other period, and does not limit or restrict any right the Company or any of its subsidiaries otherwise may have to terminate my employment. Furthermore, the Restricted Units and my participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate.

10.    Competition by Employee. I expressly acknowledge and agree that in the event that I voluntarily leave the employment of the Company or a subsidiary and within one year after the vesting of the Restricted Units enter into an activity as employee, agent, officer, director, principal or proprietor which, in the sole judgment of the Management Committee, is in competition with the Company or a subsidiary, the amount of the total fair market value of such vested Restricted Units as of the vesting date shall inure to the benefit of the Company and I agree to promptly pay the same to the Company, unless the Management Committee in its sole discretion shall determine that such action by me is not inimical to the best interests of the Company or its subsidiaries.

11.    Change of Control. Notwithstanding anything in this Agreement to the contrary, effective upon a Change of Control of the Company (as defined below), the forfeiture restrictions referred to in Paragraph 2 hereof shall lapse with respect to all of the Restricted Units and the vested Restricted Units shall be settled in accordance with Paragraph 2 hereof. For the purpose of this Agreement, a “Change of Control” shall mean:

A.
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding Ordinary Shares of the Company (the “Outstanding Ordinary Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

B.
Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

C.
Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business

Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Ordinary Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding ordinary shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

D.	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred as a result of any transaction or series of transactions which I, or any entity in which I am a partner, officer or more than 50% owner, initiate, if immediately following the transaction or series of transactions that would otherwise constitute a Change of Control, I, either alone or together with other individuals who are executive officers of the Company immediately prior thereto, beneficially own, directly or indirectly, more than 10% of the then outstanding Ordinary Shares of the Company or the ordinary shares of the corporation resulting from the transaction or series of transactions, as applicable, or of the combined voting power of the then outstanding voting securities of the Company or such resulting corporation.

12.    Arbitration. In the event of any disputes or difference arising out of or relating to this Agreement, or with regard to performance of any obligation hereunder by either party hereto, both parties hereto shall use their best efforts to settle such dispute or difference in an amicable manner. Should such dispute or difference not be resolved or amicably settled between the parties hereto, such dispute or difference shall be finally settled by arbitration without recourse to the Courts. Arbitration shall be conducted in accordance with the Rules of Arbitration of the American Arbitration Association by three (3) arbitrators, one of whom shall be selected by the Company, one by me and a third by the two arbitrators so selected. In the event that the arbitrators selected by the Company and myself are unable to reach an agreement as to the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. Arbitration should be held in Cleveland, Ohio. In any dispute referred to arbitration, each party shall be given the opportunity to present to the arbitrators its evidence, witnesses and argument, and the right to be represented by counsel of its choice when the other party presents its evidence, witnesses and argument.

The decision and award of the arbitrators shall be in writing and shall be final and binding on the parties hereto. Judgment upon the award rendered may be entered in any Court having jurisdiction thereof or application may be made to such Court for a judicial acceptance of the award and an Order of

Enforcement, as the case may be. The expenses of arbitration shall be borne in accordance with the determination of the arbitrators. Pending a decision by the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties hereto shall continue as stipulated herein and all monies not directly involved in such dispute or difference shall be paid when due.

13.    Nature of Grant. In accepting the grant, I acknowledge that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the Restricted Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted units, or benefits in lieu of restricted units, even if restricted units have been granted repeatedly in the past and all decisions with respect to future restricted unit grants, if any, will be at the sole discretion of the Company;
(c)    I am voluntarily participating in the Plan;
(d)    the Restricted Units and the Ordinary Shares subject to the Restricted Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or my employer, and which is outside the scope of my employment contract, if any;
(e)    the Restricted Units and the Ordinary Shares subject to the Restricted Units are not intended to replace any pension rights or compensation;
(f)    the Restricted Units and the Ordinary Shares subject to the Restricted Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, my employer, or any subsidiary or affiliate;
(g)    the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty;
(h)    in consideration of the grant of the Restricted Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Units resulting from termination of my employment with the Company or my employer (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release the Company and my employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waive any entitlement to pursue such claim; and
(i)    in the event of termination of my employment (whether or not in breach of local labor laws), my right to vest in the Restricted Units under the Plan, if any, will terminate effective as of the date that I am no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Management Committee shall have the exclusive discretion to determine when I am no longer actively providing services for purposes of the Restricted Units.
14.    Data Privacy and Data Protection. (a) I hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of my personal data as described in this Agreement and any other award materials by and among, as applicable, my employer, the Company, and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan.
(b)    I understand that the Company and my employer may hold certain personal data about me, including but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all awards or any other entitlement to Ordinary Shares granted, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
(c)    I understand that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan, including Fidelity Stock Plan Services, and I consent to such transfer. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country, and I consent to such circumstances. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.
15.    Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the Restricted Units shall be subject to the special terms and conditions set forth in the addendum attached hereto as Appendix A to this Agreement (the “Non-U.S. Addendum”) for my country. Moreover, if I relocate to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum constitutes part of this Agreement.
16.    Miscellaneous. Unless otherwise expressly provided herein, terms defined in the Plan shall have the same meanings when used in this Agreement. The Management Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any Restricted Units without my consent. Also, the Restricted Units shall be null and void to the extent the grant of Restricted Units or the lapse of restrictions thereon is prohibited under the laws of the country of my residence or employment. The Management Committee may, in circumstances determined in its sole discretion, provide for the lapse of the above restrictions at earlier dates. The use of the masculine gender shall be deemed to include the feminine gender. In the event of a conflict between this Agreement and the Plan, the Plan shall control. This Agreement represents the entire understanding between us on the subject hereof and shall be governed in accordance with Ohio law, without giving effect to conflict of law principles.

Appendix A

Non-U.S. Addendum